Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

September 23, 2025

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

To the Addressee Stated Above:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (File No. 333-283969) filed by the Bank with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act (the “Registration Statement”), relating to the issuance by the Bank of (i) US$750,000,000 aggregate principal amount of 6.350% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (the “Notes”) and (ii) 750,000 Non-Cumulative Fixed Rate Reset Class A First Preferred Shares, Series 33 (Non-Viability Contingent Capital (NVCC)), with no par value (the “Preferred Shares”). The Notes will be issued under an Indenture, dated as of September 15, 2016 (the “Base Indenture”), among the Bank, Computershare Trust Company, National Association, as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (together with the U.S. Trustee, the “Trustees”), as supplemented by a Fifth Supplemental Indenture, dated as of September 23, 2025 (together with the Base Indenture, the “Indenture”), among the Bank and the Trustees. The Preferred Shares will be convertible into common shares, with no par value, of the Bank in certain circumstances.

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The Toronto-Dominion Bank	2	September 23, 2025

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, dated as of September 12, 2025 (the “Underwriting Agreement”), between the Bank and TD Securities (USA) LLC as representative of the other several underwriters named in Schedule I to the Underwriting Agreement, and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustees.

In rendering the opinion set forth below, we have further assumed that (1) the Bank is validly existing and in good standing under Canadian law and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with the Bank Act (Canada), the Bank’s by-laws and Canadian law, (2) the execution, issuance, delivery and performance by the Bank of the Underwriting Agreement, the Indenture

The Toronto-Dominion Bank	3	September 23, 2025

and the Notes, as applicable, do not constitute a breach or violation of the Bank Act (Canada) or the Bank’s by-laws, or violate Canadian law or the law of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States) and (3) the execution, issuance, delivery and performance by the Bank of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Bank.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due authentication thereof by the U.S. Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms; provided that we express no opinion with respect to the subordination provisions of the Indenture or the Notes or the provisions of the Indenture or the Notes relating to a Contingent Conversion upon a Trigger Event (as such terms are defined in the Indenture) that, under the terms of the Indenture or the Notes, are governed by the law of the Province of Ontario and the federal law of Canada applicable therein.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

The Toronto-Dominion Bank	4	September 23, 2025

In connection with the provisions of the Indenture and the comparable provisions of the Notes whereby the parties thereto submit to the jurisdiction of the U.S. federal and New York State courts in The City of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on U.S. federal court jurisdiction. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a U.S. district court has discretion to transfer an action from one U.S. federal court to another, and we also note that a New York State court and a U.S. district court may dismiss an action on the ground that such court is an improper venue or inconvenient forum. We note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Bank is subject to the Uniform Foreign Country Money-Judgments Recognition Act (53 N.Y.C.P.L.R. §5301, et seq.).

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that you will be relying with respect to all matters of Canadian law on the opinion of McCarthy Tétrault LLP, Canadian counsel to the Bank, dated the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to a Report on Form 6-K of the Bank filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP